Exhibit 99.1

BRE FINANCIAL NEWS
Investor Contact: John Schissel, 415.445.3709 Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES REPORTS FIRST QUARTER 2010 RESULTS

Common and Preferred Dividends Declared

May 4, 2010 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today reported operating results for the quarter ended March 31, 2010. All per share results are reported on a fully diluted basis.

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $29.4 million, or $0.52 per share, for first quarter 2010, as compared with $34.8 million, or $0.66 per share, for the quarter ended March 31, 2009. (A reconciliation of net income (loss) available to common shareholders to FFO is provided at the end of this release.) FFO for the first quarter 2010 included the impact of $925,000, or $0.02 per share, in transaction costs associated with the acquisitions of two properties totaling $75.8 million. FFO for the 2010 and 2009 periods both included the impact of additional noncash interest expense totaling $1.5 million, or $0.03 per share, and $1.6 million, or $0.03 per share, respectively.

Net income to common shareholders for the first quarter totaled $5.5 million, or $0.10 per share, as compared with net income of $13.0 million, or $0.25 per share, for the same period 2009.

Total revenues from continuing operations for the quarter were $85.2 million, as compared with $85.4 million a year ago. Adjusted EBITDA for the quarter totaled $54.0 million, as compared with $58.4 million in first quarter 2009. (A reconciliation of net income (loss) available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

BRE’s year-over-year earnings and FFO results reflected declines in its same-store property-level operating results, normalized levels of G&A expense, the impact of acquisition costs in 2010 and a higher level of outstanding shares from equity issuance in 2009. Same-store net operating income (NOI) declined $4.5 million for the quarter, as compared with the same period in 2009. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this release.) Recently developed properties generated $2.4 million in additional NOI during the quarter, as compared with first quarter 2009. The decline in same-store results, while expected due to the year-over-year declining rent trend, was more favorable than the company’s expectations. The increased levels of G&A expense were in line with the company’s expectations as the comparable period in 2009 included credits for out-of-the-money stock-based performance awards, an open executive management position and no acquisition pursuit costs in light of the market environment at that time.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 21,735 apartment units owned directly by BRE, same-store units totaled 20,196 for the quarter.

On a year-over-year basis, overall same-store NOI declined 7.6% for the first quarter. Average same-store market rent for the first quarter 2010 decreased 8.1% to $1,376 per unit, from $1,497 per unit in first quarter 2009. Rent concessions in the same-store portfolio totaled $3.6 million for first quarter 2010, as compared with $1.9 million for the same period in 2009.

In 2009, the company used a higher level of concessions in its operating plan to increase occupancy in advance of a declining rent cycle, and entered 2010 with a strategy of eliminating concessions. During this period in which concessions are being reduced, the company believes that effective rent is a more appropriate measure of pricing power. Effective rents increased 0.8% in the first quarter over fourth quarter 2009 levels, as market rent reductions were more than offset by lower levels of new concessions awarded. Concessions associated with all leases decreased from 12 days rent in the fourth quarter of 2009 to eight days rent in the first quarter of 2010.

Physical occupancy levels averaged 95.0% during first quarter 2010, as compared with 93.1% for the same period in 2009.

Community Development Activity

During the first quarter 2009, BRE had two development communities in lease-up: Taylor 28 in Seattle, Wash. (197 units) and Belcarra in Bellevue, Wash. (296 units). The current physical occupancy at these communities is: Taylor 28, 96%, and Belcarra, 70%; leasing velocity has averaged 19 units and 38 units per month, respectively, since the communities opened. Average occupancy for the first quarter was 90% at Taylor 28 and 48% at Belcarra. The final 93 units at Belcarra were completed during the first quarter.

BRE currently has one community under construction, Villa Granada in Santa Clara, Calif., with a total of 270 units, an aggregate projected investment of $89.7 million and an estimated balance to complete totaling $9.5 million. First units were delivered late in April; final completion is expected during the third quarter.

BRE owns four land parcels, two in Southern California and two in Northern California, representing 1,298 units of future development, and an estimated aggregate investment of $580 million upon completion.

Capital Markets Activity

During the first quarter the company did not issue any stock under its at-the-market equity program. The company may sell up to $250 million of its common stock through the program on file. Subsequent to the end of the first quarter, the company priced an offering of 8,050,000 shares of common stock, including underwriters’ over-allotment option for 1,050,000 shares, at a price of $34.25 per share. Net proceeds totaling approximately $264 million were used to pay down the company’s unsecured line of credit and to position the company for potential future investment activity.

Investment Activity

On March 23, 2010, the company purchased Allure at Scripps Ranch, a stabilized property in San Diego for $46.2 million. The 194-unit community was built in 2002. On April 20, 2010, the company purchased Museum Park, a stabilized property in San Jose, Calif., for $29.6 million. Museum Park, built in 2002, has 117 units. Associated transaction costs incurred though the end of the quarter totaled $925,000 and were recorded in Other Expenses.

On April 5, 2010, the company sold Montebello Apartments in the Seattle suburb of Kirkland, Wash., for approximately $39.0 million. The company will record a gain on sale of approximately $11.7 million during the second quarter of 2010.

Common and Preferred Dividends Declared

On April 29, 2010, the BRE Board of Directors approved regular common and preferred stock dividends for the quarter ending June 30, 2010. All common and preferred dividends will be payable on Wednesday, June 30, 2010 to shareholders of record on Tuesday, June 15, 2010. The quarterly common dividend payment of $0.375 is equivalent to $1.50 per share on an annualized basis, and represents a yield of approximately 3.5% on Monday’s closing price of $43.26 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

The company’s 6.75% Series C preferred dividend is $0.421875 per share; the 6.75% Series D preferred dividend is $0.421875 per share.

2010 Earnings Outlook

The company has updated its FFO per share guidance for the year to reflect the aggregate impact of the following transactions not included in the company’s original guidance provided in a press release dated February 2, 2010: (1) the April common equity offering; (2) additional NOI from the reported community acquisitions; and (3) a reduction in NOI from the reported community sale. These factors, combined with improved same-store expectations, have led the company to adjust its estimate for 2010 FFO to a range of $1.72 to $1.87 per share from the previously guided range of $1.78 to $1.98.

The company also estimates that same-store NOI for 2010 will decline from 2009 same-store NOI levels in a range of 5.0% to 7.5% from a previously guided decline ranging from 5.5% to 8.5%. Same-store 2010 revenues are now expected to decline over 2009 same-store revenue levels in a range of 3.0% to 4.5% from a previously guided decline ranging from 3.5% to 5.5%. The 2010 increase in same-store expense over 2009 levels is unchanged from prior guidance of 1.0% to 2.0%.

Additional details regarding the updated guidance will be provided on the Q1 2010 analyst conference call.

Q1 2010 Analyst Conference Call

The company will hold a conference call on Wednesday, May 5, at 11:00 a.m. Eastern (8:00 a.m. Pacific) to review these results. The dial-in number to participate in the United States and Canada is 888.290.1473; the international number is 706.679.8398. Enter Conf. ID# 60447197 . A telephone replay of the call will be available for 31 days at 800.642.1687 or 706.645.9291 international, using the same ID# 60447197 . A link to the live webcast of the call will be posted on www.breproperties.com, in Investors, on the Corporate Profile page. A webcast replay will be available for one month following the call.

Q2 2010 Earnings Dates

The company will report second quarter 2010 earnings after close of market on Tuesday, August 3, 2010, followed by a conference call on Wednesday, August 4, 2010 at 11:00 a.m. Eastern (8:00 a.m. Pacific).

About BRE Properties

BRE Properties, based in San Francisco, Calif., owns and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 75 apartment communities totaling 21,735 units in California, Arizona and Washington. The company invests in communities through acquisition and development, and currently has five properties in various stages of development and construction, totaling 1,568 units, and joint-venture interests in 13 additional apartment communities, totaling 4,080 units. BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our Web site at www.breproperties.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no obligation to update this information. For more details, refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc.

Consolidated Balance Sheets

First Quarter 2010

(Unaudited, dollar amounts in thousands except per share data)

	March 31, 2010	December 31, 2009
ASSETS

Real estate portfolio:
Direct investments in real estate:

Investments in rental properties	$3,227,114	$3,180,633
Construction in progress	80,160	101,354
Less: accumulated depreciation	(597,546)	(583,953)

	2,709,728	2,698,034

Equity in real estate joint ventures:
Investments	61,697	61,999

Real estate held for sale, net	26,214	—

Land under development	158,798	155,532

Total real estate portfolio	2,956,437	2,915,565

Cash	9,107	5,656
Other assets	56,012	58,787

TOTAL ASSETS	$3,021,556	$2,980,008

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Unsecured senior notes	$828,468	$826,918
Unsecured line of credit	340,000	288,000
Mortgage loans payable	751,513	752,157
Accounts payable and accrued expenses	51,415	56,409

Total liabilities	1,971,396	1,923,484

Redeemable noncontrolling interests	33,655	33,605

Shareholders’ equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 7,000,000 shares with $25 liquidation preference issued and outstanding at March 31, 2010 and December 31, 2009 , respectively.	70	70

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 55,663,133 and 55,136,359 at March 31, 2010 and December 31, 2009, respectively.	557	551

Additional paid-in capital	1,015,878	1,022,298

Total shareholders’ equity	1,016,505	1,022,919

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$3,021,556	$2,980,008

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended March 31, 2010 and 2009

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 3/31/2010	Quarter ended 3/31/09
REVENUES

Rental income	$81,950	$82,064
Ancillary income	3,286	3,296

Total revenues	85,236	85,360

EXPENSES

Real estate	$27,902	26,074
Provision for depreciation	22,964	20,547
Interest	21,099	21,022
General and administrative	5,206	4,326
Other expenses	925	—

Total expenses	78,096	71,969

Other income	724	628

Income before noncontrolling interests, partnership income and discontinued operations	7,864	14,019

Partnership income	547	656

Income from continuing operations	8,411	14,675

Discontinued operations:
Discontinued operations, net (1)	440	1,816

Income from discontinued operations	440	1,816

NET INCOME	$8,851	$16,491

Redeemable noncontrolling interest in income	373	545

Dividends attributable to preferred stock	2,953	2,953

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$5,525	$12,993

Net income per common share - basic	$0.10	$0.25

Net income per common share - assuming dilution	$0.10	$0.25

Weighted average shares outstanding - basic	55,320	51,180

Weighted average shares outstanding - assuming dilution	55,415	51,180

(1)	For 2009 and 2010, includes one operating property classified as held for sale as of March 31, 2010. The 2009 totals also include results from two properties sold in 2009.

	Quarter ended 3/31/2010	Quarter ended 3/31/09

Rental and ancillary income	$887	$3,248
Real estate expenses	(304)	(1,069)
Provision for depreciation	(143)	(363)

Income from discontinued operations, net	$440	$1,816

BRE Properties, Inc.
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 3/31/2010	Quarter Ended 3/31/2009
Net income available to common shareholders	$5,525	$12,993
Depreciation from continuing operations	22,964	20,547
Depreciation from discontinued operations	143	363
Redeemable noncontrolling interest in income	373	545
Depreciation from unconsolidated entities	480	449
Less: Redeemable noncontrolling interest in income not convertible into common shares	(105)	(106)

Funds from operations	$29,380	$34,791

Allocation to participating securities - diluted FFO (1)	$(261)	$(409)

Allocation to participating securities - diluted EPS (1)	$(23)	$(140)

Diluted shares outstanding - EPS	55,415	51,180

Net income per common share - diluted	$0.10	$0.25

Diluted shares outstanding - FFO	56,170	51,965

FFO per common share - diluted	$0.52	$0.66

(1)	Adjustment to the numerators for diluted FFO per common share and diluted net income per common share calculations when applying the two class method for calculating EPS.

BRE Properties, Inc.
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 3/31/2010	Quarter Ended 3/31/2009

Net income available to common shareholders	$5,525	$12,993
Interest, including discontinued operations	21,099	21,022
Depreciation, including discontinued operations	23,107	20,910

EBITDA	49,731	54,925
Redeemable noncontrolling interest in income	373	545
Dividends on preferred stock	2,953	2,953
Other expenses	925	—

Adjusted EBITDA	$53,982	$58,423

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 3/31/2010	Quarter Ended 3/31/2009

Net income available to common shareholders	$5,525	$12,993
Interest, including discontinued operations	21,099	21,022
Depreciation, including discontinued operations	23,107	20,910
Redeemable noncontrolling interest in income	373	545
Dividends on preferred stock	2,953	2,953
General and administrative expense	5,206	4,326
Other expenses	925	—

NOI	$59,188	$62,749

Less Non Same-Store NOI	4,596	3,646

Same-Store NOI	$54,592	$59,103